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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                         Date of Report: April 4, 2001
                       (Date of earliest event reported)


                         Inland Real Estate Corporation
             (Exact name of registrant as specified in the charter)

         Maryland                       0-28382                 36-3953261
(State or other jurisdiction      (Commission File No.)        (IRS Employer
    of incorporation)                                        Identification No.)

                             2901 Butterfield Road
                           Oak Brook, Illinois 60523
                    (Address of Principal Executive Offices)

                                 (630) 218-8000
               Registrant's telephone number including area code)

                                      N/A

         (Former name or former address, if changed since last report)
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ITEM 5.   Other Events

     The board of directors of Inland Real Estate Corporation (the "Company") has appointed Daniel J. Goodwin to the Company's board of directors to fill the vacancy created by the resignation of Mr. Norbert Treonis on March 9, 2001. Mr. Goodwin is the chairman of the board, president and chief executive officer of The Inland Group, Inc. ("TIGI"). TIGI, through indirect wholly-owned subsidiaries, owns approximately 9.9% of the Company's outstanding shares of common stock. Mr. Goodwin was also appointed to a seat on the Company's management committee.

     The Company has increased the dividend payable to holders of its common stock from $0.92 per share to $0.93 per share on a per annum basis. The increase goes into effect to the record holders of shares on June 1, 2001 with the dividend payable in July 2001. The Company has also increased the price at which it will repurchase shares under its share repurchase program from $9.05 per share to $9.50 per share, effective June 1, 2001.

     The Company terminated the employment of its General Counsel and Secretary Samuel Orticelli on April 6, 2001 "for cause" as defined in Mr. Orticelli's July employment agreement, effective immediately. The Company informed Mr. Orticelli that its board of directors believes that the employment agreement dated December 14, 2000 between the Company and Mr. Orticelli is unenforceable for a number of reasons but that to the extent that this agreement was found to be enforceable, Mr. Orticelli was also being terminated "for cause" as defined in the December agreement.

     The Company appointed G. Joseph Cosenza as acting secretary on April 26, 2001.

ITEM 7.   Exhibits

     None.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



             INLAND REAL ESTATE CORPORATION

             Dated April 27, 2001



             By: /s/ Robert D. Parks
                --------------------------------------------------
                Robert D. Parks,
                President and Chief Executive Officer











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